Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

January 20, 2005

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of $0.295 per Unit of Beneficial Interest payable on February 20, 2005 to Mesabi Trust unitholders of record at the close of business on January 30, 2005.  This compares to $0.30 per Unit for the same period last year. This decrease of one-half cent per Unit in the current distribution compared to the distribution following the same quarter last year is due primarily to a substantial decrease in shipments of iron ore pellets during the most recent quarter compared to the fourth quarter of 2003, offset by bonus royalty payments and higher average prices realized in the most recent quarter.

Cleveland-Cliffs Inc, the corporate parent of Northshore Mining Company (the lessee/operator), has not provided the Mesabi Trustees with a forecast of either the production of iron ore pellets from Northshore or the volume of shipments of iron ore pellets for 2005. Accordingly, the Trustees are not able to forecast the volume of shipments of iron ore pellets for 2005.

The volume of shipments by Northshore varies from quarter to quarter and year to year based on a number of factors including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The resulting royalties to the Trust are dependent on the volume of shipments for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore shipments which is from Mesabi Trust lands rather than other lands.

In 2004, actual production of iron ore pellets by Northshore Mining Company approximated 4.60 million tons and actual shipments approximated 4.69 million tons.  By comparison, actual pellet production for 2003 approximated 4.68 million tons and actual shipments approximated 4.67 million tons.  In each case these figures relate to iron ore mined from Mesabi Trust lands.

This news release contains certain forward-looking statements with respect to iron ore production and shipments at Northshore in 2005, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Actual production and shipments of iron ore pellets could differ materially from current expectations due to inherent risks such as lower demand for steel and iron ore products, higher steel imports, increases or decreases in the volume under, and number of, customer contracts, processing difficulties or other factors.  Although the Mesabi Trustees believe that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749